SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Matthew Peltz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

The following materials (the “Social Media Posts”) were published, as posts and/or via hyperlinks, to Trian Fund Management, L.P.’s (“Trian”) Twitter, LinkedIn, Facebook and Instagram pages relating to The Walt Disney Company; from time to time Trian or its fellow participants in the proxy solicitation may publish the Social Media Posts on various other social media channels relating to The Walt Disney Company, as well as its website, www.RestoretheMagic.com. In some cases, references to “Disney” in these statements may be replaced with “DIS.”

Restore The ... @Restoring... · Now

Axios' Dan Primack: "Disney has too big of problems to have this [fight] be the headline...My argument is they will, and maybe they should [put Peltz on Disney's board]." For more on how Peltz can help Disney, see bit.ly/rtm-pmm41

WALT DISNEY (DIS)
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DEVELOPING STORY
THE FUTURE OF DISNEY
PELTZ LAYS OUT CASE FOR PROXY FIGHT
CNBC

www.cnbc.com

Axios' Primack: Disney's Concerns Shouldn't be Nelson Peltz | CNBC

Video Transcript

Andrew Ross Sorkin: What kind of success do you think Nelson Peltz is going to have here? And clearly Bob Iger and the rest of the board you know, are giving him the Heisman.

Dan Primack: Yeah I mean right now this seems like a little bit of an ego clash right. You’ve got Iger who, you know in the past apparently once invited Peltz to speak to him and kind of talk to the board, long before he had a stake in Disney when Iger was in charge. You got Iger who seems to kind of be bristling, that helps once in kind of saying, hey, I’m making the changes leave me alone. Then you have Peltz in his Trian response yesterday, I guess, [unintelligible] statement, talking about how he was kind of pushed off and he was given as you say, the Heisman you know, Iger wouldn’t talk to him yet because he was sailing his yacht off the coast of New Zealand. So right now, I think you have an ego clash and these two sides just have to get together and put this behind them because Disney has too big of problems to have this be the headline.

Andrew Ross Sorkin: Is this just about an ego clash? And I’m gonna do a little armchair psychoanalysis of what I think Bob Iger is doing as a CEO of Disney, I think, which is he’s come back to this company, I think because he loves the company and is trying to set this company up, not for the next two years or four years or five years but like a decade. I mean, I think this is about, for him at this point, it’s a legacy situation, which I think is actually a different goal, to some degree than what Nelson may be after, in the shorter term. I know I’m sure Nelson would bristle at the idea that he’s short term and some of Bob Iger’s long term, but I think, you know, historically, an activist investor gets in and there is an exit, whereas I think that there’s something else going on at Disney right now. Am I wrong?

Dan Primack: No, I, by the way, I think you’re right about that. But I think if these two guys were in a room Peltz’s response would be: you had a lot of time to set up your legacy, you left and then you had to come right back because it apparently didn’t work last time. So let me have a seat at the table to help you maybe realize that vision of legacy and look, I being Trian, if we make some money in four or five years in the short term, you know, good for everybody.

Andrew Ross Sorkin: You know, one of the things you hear inside of the Disney universe, they go ugh, you know, what does Nelson Peltz know about the media business? What do you think of that?

Dan Primack: I don’t think they’re wrong necessarily. He doesn’t have a huge amount of experience in the media business. But the reality is, you know, he’s been—and this is true of a lot of activists but this is true of Peltz—he doesn’t necessarily have one lane. You know, he’s not just tech or consumer products. He’s been in a variety of these different places. And he’ll, he’ll basically look at it and say, you know what, the things that I want to do—the things Nelson Peltz wants to do—a lot of it is about structure. A lot of it is just about deciding which business lines are working and which aren’t and kind of streamlining some back end things. And again, Iger and Disney will look at this and say, we’re doing a bunch of this stuff, leave us alone. And Peltz’s response is you’ve got an open board seat. You’re not going to control the company. I’m not asking to become CEO, just let me sit there and be an advisor, a board member slash advisor, like I’ve been to other companies, because I can help you grow. I can adapt to media, like I can adapt other things.

Andrew Ross Sorkin: And it sounds like, we gotta run, but it sounds like your bet is they put him on the board or you’re arguing they should put him on the board?

Dan Primack: I’m not arguing they should or shouldn’t, my argument is they will, and maybe they should just because this is a giant distraction, headache. And Disney’s got a lot of challenges and it’s just not something they need to be spending time on right now.

Andrew Ross Sorkin: It is a longer debate and hope we can have it, Dan, it’s great to see you have a great weekend.

Dan Primack: You too.

Restore The ... @Restoring... · Now

Jim Cramer, CNBC, on Nelson Peltz: "I don't understand why Disney wouldn't eagerly welcome basically free advice from someone with a tremendous track record...[I've] found many directors who serve with him say the same thing–he's helpful, not disruptive..." bit.ly/rtm-pmm25

www.cnbc.com

Cramer: Peltz's 'Tremendous Track Record' Helpful on Boards | CNBC

Video Transcript

Jim Cramer: Another day another softer economic number, another step close to the Fed no longer being your enemy. Enter this cooler than expected Consumer Price Index reading we got at 8:30am. It’s now clear that Jay Powell, the Fed Chief, is actually winning the war on inflation, which is why the Dow jumped 217 points today, S&P gained 0.34%, and the NASDAQ advanced another 0.64%! That was on the sixth straight month of better inflation numbers. So on the eve of earnings season, we can stop worrying about the big picture and talk about what makes individual stocks go higher. Why don’t we start with the basics? Tomorrow we’ll hear from most of the big banks, they’ll unleash a slew of numbers. Most of them will be actually irrelevant to the stocks, but not all of them. What do we care about? Loan growth, defaults, how much money they’re making off your deposits—they’re paying you nothing, they’re getting 3, 4%.

We’ll see a set of headline numbers, the earnings, the revenues, forecasts, it’ll look simple but it’s never simple with the banks. And their numbers are often impacted by an amalgam of one-time considerations, which throws off our ability to make clean apples-to-apples comparisons with the analyst assessments.

Now most of the time the bank stocks instantly go higher, or at least most banks stocks and then we listen to conference call, the tone, the refinement of the forecast, the question-answers. And then what happens, they give up their gains. Probably happen again tomorrow. We’ll also be hearing from BlackRock’s Larry Fink. Now he’s the man behind the biggest asset gatherer in the world. He is a Titan and a great advocate of your rights, shareholders’ rights, shareholder democracy, and that’s something I’m gonna be talking about with him tomorrow on Squawk on the Street.

Which brings me to what I really want to talk about tonight. Oh, I can give you a couple of NASDAQ stocks that are up, everyone knows how to do that right. Oh, hey, look at that semiconductor. No, I want to do a little more. I feel like doing a little more tonight. I want to talk about democracy in the case of The Walt Disney Company.

First, let me tell you, like anyone who bought Disney last year, I would say I’m plenty upset. And this is for my charitable trust. We’ve lost a lot of money on a situation that I felt very bullish about and I was wrong. I’d like to see forever though. I’ve been to Disney World a dozen times. I’ve brought my kids up with Disney movies. I can’t live without ESPN. Disney stock is the first stock I’ve recommended on Mad Money almost 18 years ago. So I’m neither a summer soldier nor a sunshine patriot. So when it comes to Disney’s recent performance, believe me when I say that I am furious!

This company has not done a good job. It’s cancelled its dividend. It’s lost billions. Squandering a stunning amount of shareholder money. Let me repeat, shareholder money. Like my money, or at least my trust, like your money. You see like other publicly traded companies, Disney’s actually owned by the shareholders who give their trust to the CEO and the Board of Directors do a great job with their money. Well at least that’s supposed to be how it works. For some chief executives don’t seem to recognize that they’re accountable to anyone. Some boards don’t think so either. Now that doesn’t really bother me all that much when the stock’s doing well, unless you discover some sort of like truly awful criminal enterprise. But when the stocks doing poorly, I think management loses that right to be treated with the congenial hail fellow well met attitude that I had, that kind of Jeffersonian Gandhi thing I do. And when the company loses fortunes, like Disney did when they surprised us with this $4 billion loss with direct-to-consumer product last year, more than double the previous year’s loss. You know what? I don’t wear gloves but I’d take them off if I had them on. I’m not gonna just throw the towel and walk away.